UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

Elliott Investment Management L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

Elliott Investment Management GP LLC

Paul E. Singer

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

ALAN J. HIRSHBERG

GILLIAN A. HOBSON

STACY D. NIEUWOUDT

JOHN PIKE

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a preliminary proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: On March 4, 2025, Elliott issued the following press release:

Elliott Announces Director Candidates for the Board of Phillips 66

Elliott Has Nominated Seven Highly Qualified Candidates with Best-in-Class Experience in Refining and Midstream Operations, Capital Allocation, and Complex Transactions

Files Preliminary Proxy and Submits Proposal to Annually Elect All Directors

Full Materials Available at Streamline66.com

WEST PALM BEACH, FLA. (March 4, 2025) – Elliott Investment Management L.P. (“Elliott”), which manages funds that together have an investment of more than $2.5 billion in Phillips 66 (NYSE: PSX) (the “Company” or “Phillips”), today announced seven independent, highly qualified candidates it has nominated (the “Candidates”) to the Company’s Board for election at the upcoming 2025 Annual Meeting of Shareholders (the “Annual Meeting”).

In its February 11 materials, Elliott detailed its case for change at Phillips to allow the Company to realize its full potential and reverse its persistent underperformance versus peers. Elliott identified three initiatives that it believes are critical to real progress finally occurring at Phillips: portfolio simplification; an operating review; and enhanced oversight. The director nominees announced today will bring the right experience and objective perspectives to the Board as it executes the best path forward for the Company, including by bolstering accountability and improving oversight of management initiatives.

Elliott’s slate of seven highly qualified individuals allows it to maintain flexibility given the Company’s recent actions to change the composition of its Board. On February 18 Phillips announced that two sitting directors previously in the 2025 class, Gary Adams and Denise Ramos, would not stand for reelection at the Company’s 2025 Annual Meeting, and that the size of the Board would be reduced from 14 to 12 directors after the Annual Meeting. However, the Company has not disclosed how many seats will now be up for election or who it will be nominating. Elliott’s candidates were chosen through a comprehensive search process to identify professionals with complementary backgrounds and experience related to improving refining and midstream operations, evaluating complex strategic transactions and enhancing corporate governance. Prior to the filing of Elliott’s definitive proxy materials, Elliott will identify the final slate of director candidates that will stand for election at the Annual Meeting.

Elliott’s director nominees are as follows, with more detailed biographies appended to this release:

•	Brian Coffman – former CEO of Motiva Enterprises and former SVP of Refining at Andeavor
•	Sigmund Cornelius – former SVP and CFO of ConocoPhillips
•	Michael Heim – one of the founders and former President and COO of Targa Resources
•	Alan Hirshberg – former EVP, Production, Drilling and Projects at ConocoPhillips
•	Gillian Hobson – former M&A and Capital Markets Partner at Vinson & Elkins, with significant focus on midstream transactions
•	Stacy Nieuwoudt – former Energy and Industrials Analyst at Citadel
•	John Pike – Partner at Elliott Investment Management

Today Elliott also filed its preliminary proxy statement with the Securities and Exchange Commission. Elliott has submitted a non-binding proposal aimed at introducing annual director elections for the Phillips Board through a corporate governance policy. Over five of the last nine years, the Company has put forward multiple proposals to declassify the Board – all of which received strong stockholder support (including 99% of the shares voted in 2023) but failed to achieve the 80% supermajority threshold of shares outstanding to allow for a Charter amendment.

Elliott’s proposal requests that the Board adopt a corporate governance policy under which each incumbent director would be required to commit to a one-year term at each annual meeting making all Board seats open annually. The policy is a practical approach to enhance Board accountability to shareholders, align with governance best practices and respond to the recurring strong support from Phillips stockholders for annual director elections in response to an onerous supermajority voting requirement to amend the Company’s Charter.

The full biographies of the Candidates follow:

Brian S. Coffman

Former CEO of Motiva Enterprises and former SVP of Refining at Andeavor

Brian Coffman is an independent advisor focused on the energy, chemical and related industries. He previously served as the President, Chief Executive Officer and Executive Director of the board of Motiva Enterprises, one of North America’s largest petroleum refiners. The company is wholly-owned by Saudi Arabian Oil Group and has long-term brand licenses with Phillips 66. He also previously served as Senior Vice President of Refining at Andeavor, and spent more than three decades at ConocoPhillips, including serving as the President of ConocoPhillips Pipeline, and at Phillips 66 after it was spun off from ConocoPhillips. Coffman currently serves as a director of TPC Group and Idaho Asphalt Supply and on the Advisory Board of Imubit. His previous board roles include the American Fuel & Petroleum Manufacturers, the American Petroleum Institute and the Greater Houston Partnership. Coffman’s extensive executive level operating experience in the refining industry would make him a valuable addition to the Phillips Board.

Sigmund L. Cornelius

Former SVP and CFO of ConocoPhillips

Sigmund Cornelius was President and Chief Operating Officer of Freeport LNG until 2021 and remained President until retiring in 2023. He previously spent three decades at ConocoPhillips, including as Senior Vice President and Chief Financial Officer and President, Exploration and Production – Lower 48. Cornelius currently serves as a director of Parex Resources. He is a member of the board of directors of the Electric Reliability Council of Texas (ERCOT). His previous board seats include CARBO Ceramics, Andeavor Logistics, Parallel Energy Trust, Western Refining, Columbia Pipeline Group, NiSource, Centrus Energy, DCP Midstream Partners, and Chevron Phillips Chemical Company. Cornelius’ significant executive level energy industry experience, background in strategic planning and risk oversight, and extensive public board experience – including at companies in the refining sector – would make him a valuable addition to the Phillips Board.

Michael A. Heim

One of the founders and former President and COO of Targa Resources

Michael Heim has been Senior Operating Partner at Stonepeak Partners and an independent consultant to the energy industry since he retired in 2019. He is one of the founders of Targa Resources, a leading provider of oil and gas midstream services, and served in numerous executive leadership roles over the course of over 16 years, including as Executive Vice President and Chief Operating Officer, President and Chief Operating Officer, and Vice Chairman and a member of the board of directors. Heim also held multiple executive roles within The Coastal Corporation, a diversified energy company. Heim currently serves on the board of directors of Evolve Transition Infrastructure, an investment partnership focused on energy infrastructure. In connection with Heim’s service at Stonepeak Partners, he currently and has previously served on the boards of directors of several private portfolio companies within the energy and oil and gas sectors. Heim’s executive background in midstream operations and experience in the energy industry and serving on public boards would make him a valuable addition to the Phillips Board.

Alan J. Hirshberg

Former EVP, Production, Drilling and Projects at ConocoPhillips

Alan Hirshberg is the President of VOR Advisors, a business consulting firm he founded in January 2019. He has over 35 years of senior leadership experience in the energy sector, drawn from roles at ConocoPhillips and ExxonMobil. He spent nearly a decade at ConocoPhillips, where he served in a number of roles, including as Senior Vice President, Planning and Strategy, Executive Vice President of Technology and Projects, and Executive Vice President, Production, Drilling and Projects – a role in which he had responsibility for ConocoPhillips’ worldwide operations, as well as supply chain, aviation, marine, major projects, drilling and engineering functions. Prior to that, he served for over two decades at ExxonMobil, where he held various senior leadership positions in upstream research, production operations, major projects and strategic planning. Hirshberg currently serves as a director of Noble Corporation, an offshore drilling contractor, and TransMontaigne Partners. His previous board memberships include McDermott International, Sitio Royalties, DCP Midstream Partners, and Chevron Phillips Chemical Company. Hirshberg’s experience as a senior executive in the energy sector combined with his expertise in engineering, risk management, strategic planning and operations would make him a valuable addition to the Phillips Board.

Gillian A. Hobson

Former M&A and Capital Markets Partner at Vinson & Elkins, with significant focus on midstream transactions

Gillian Hobson is the Senior Vice President, Chief Legal Officer and Corporate Secretary of Group 1 Automotive, an international automotive retailer. As a Partner in the Mergers & Acquisitions and Capital Markets Practice at Vinson & Elkins, she previously spent over two decades representing public and private companies in mergers and acquisitions, capital-raising transactions, securities disclosures and corporate governance. While at V&E, Hobson had a significant focus on midstream transactions, including spin-offs and separations. Hobson also served in several leadership positions, including on the firm-wide management committee and as co-chair of the firm’s Diversity Council. Hobson’s experience representing energy industry clients in complex transactions, including multiple value-enhancing midstream transactions, along with her corporate governance expertise, would make her a valuable addition to the Phillips Board.

Stacy D. Nieuwoudt

Former Energy and Industrials Analyst at Citadel

Stacy Nieuwoudt has been a private investor since 2019. Previously, she served as Senior Energy and Industrials Analyst at Aptigon Capital and Energy Equities Analyst at Surveyor Capital, both of which are Citadel companies. She also previously held roles at Crosslink Capital Management, Tudor, Pickering, Holt & Co, EnCap Investments, and Simmons & Company International. Nieuwoudt currently serves as a director of enCore Energy, a uranium producer and clean energy company, and ProFrac Holding Corp., a leading energy services company specializing in hydraulic fracturing solutions. She previously served on the board of Independence Contract Drilling. Nieuwoudt’s extensive experience evaluating plans to maximize shareholder value and investing across the energy sector, as well as her public company board experience, would make her a valuable addition to the Phillips Board.

John Pike

Partner at Elliott Investment Management

John Pike is a Partner at Elliott Investment Management and is responsible for overseeing certain public and private equity investments spanning multiple industries, with a focus on energy investments, including exploration and production, midstream, downstream, as well as mineral and land rights and asset-based transactions. Pike is also a member of Elliott’s Management Committee and Global Investment Committee. He previously served in numerous roles at the firm, including Senior Portfolio Manager, Portfolio Manager and Analyst. Prior to joining Elliott Investment Management in 2003, Pike was an Associate in the investment banking division of Donaldson, Lufkin & Jenrette. Pike’s investment experience and his expertise in the energy and oil and gas financial sectors would make him a valuable addition to the Phillips Board.

For more information, please visit Streamline66.com.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a preliminary proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (“Phillips” or the “Company”).

THE PARTICIPANTS STRONGLY ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS, INCLUDING A PROXY CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the solicitation are Elliott Investment Management L.P. (“Elliott Management”), Elliott Associates, L.P. (“Elliott Associates”), Elliott International, L.P. (“Elliott International”), The Liverpool Limited Partnership (“Liverpool”), Elliott Investment Management GP LLC (“EIM GP”), Paul E. Singer, Brian S. Coffman, Sigmund L. Cornelius, Michael A. Heim, Alan J. Hirshberg, Gillian A. Hobson, Stacy D. Nieuwoudt and John Pike.

As of the date hereof, Elliott holds a 5.5% economic interest in the Company. As of the date hereof, Elliott Management, the investment manager of Elliott Associates and Elliott International (together, the “Elliott Funds”) with respect to investments in the Company by the Elliott Funds and/or their respective subsidiaries, beneficially owns 15,720,000 shares of the Company’s Common Stock, $0.01 par value per share (the “Common Stock”), including 13,220,000 shares of Common Stock and 2,500,000 shares of Common Stock underlying certain exercisable call option contracts held by the Elliott Funds. As of the date hereof, the Elliott Funds are party to notional principal amount derivative agreements in the form of cash settled swaps with respect to an aggregate of 6,827,500 shares of Common Stock and hold exercisable over-the-counter American-style call option contracts with respect to an aggregate of 2,500,000 shares of Common Stock having a strike price of $135.00 and expiring on June 20, 2025 (collectively, “Derivative Agreements”). Elliott Associates, Elliott International and Liverpool are the direct holders of the shares of Common Stock beneficially owned by Elliott Management, and are party to the Derivative Agreements. Liverpool is a wholly-owned subsidiary of Elliott Associates. EIM GP is the sole general partner of Elliott Management. Mr. Singer is the sole managing member of EIM GP. As of the date hereof, Mr. Cornelius may be deemed to beneficially own 20,000 shares of Common Stock, which are held jointly in an account with his spouse, and Mr. Hirshberg may be deemed to beneficially own an aggregate of 27,018 shares of Common Stock, which are held personally and through two estate planning vehicles of which he serves as trustee and co-general partner, respectively. As of the date hereof, neither Mses. Nieuwoudt or Hobson, nor Messrs. Coffman, Heim or Pike beneficially own any shares of Common Stock.

About Elliott

Elliott Investment Management L.P. (together with its affiliates, “Elliott”) manages approximately $69.7 billion of assets as of June 30, 2024. Founded in 1977, it is one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Media Contact:

Casey Friedman

Elliott Investment Management L.P.

(212) 478-1780

cFriedman@elliottmgmt.com

Investor Contact:

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(877) 629-6357

(212) 297-0720

info@okapipartners.com

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Item 2: Elliott has posted materials to Streamline66.com, which was launched to communicate with the Company’s stockholders, including the materials set forth on Exhibit 99.1 attached hereto which are incorporated herein by reference.